Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into this Registration Statement on Form S-8 pertaining to the Cynosure, Inc. 1992 Stock Option Plan, the Cynosure, Inc. 2004 Stock Option Plan and the Cynosure, Inc. 2005 Stock Incentive Plan of our report dated June 2, 2005, relating to the consolidated financial statements of Sona International, Inc. as of December 31, 2004, and for the year ended December 31, 2004, included in the Cynosure, Inc. Registration Statement on Form S-1 (File No. 333-127463) filed with the Securities and Exchange Commission.

/s/ Lattimore Black Morgan & Cain, PC

Brentwood, Tennessee
December 9, 2005